January 26, 1998



Dear Shareholder:

As you are aware, Composite Fund shareholders were asked to vote on a number of proposals recently. We are happy to announce that four of the five proposals have been approved by the shareholders of all the Composite Funds and are being implemented with the distribution of the attached Prospectus Supplement. The fifth proposal, which would change the corporate structure of the Funds to a Massachusetts business trust, requires the approval of two-thirds of share-holders of each Fund. Most of the Funds have approved this. We are confident that the change will be approved in the remaining Funds very soon. Please vote promptly if you have not yet done so.

Although the proposals approved by shareholders are not specifically related to the merger of the Sierra Funds with our Composite Funds, many of the changes will support a combined Fund group with a greatly expanded shareholder base and enhanced operating efficiencies. It is our belief that the Fund families will provide shareholders with additional investment opportunities while maintaining or reducing fund expenses to benefit shareholders.

We will continue to be associated with Washington Mutual - the largest thrift institution in the country. We are proud it is also now the eleventh largest bank in the United States with more than 700 financial centers and total assets of more than $96 billion. This provides us with a significant base of financial strength and a greatly expanded distribution channel for our Funds.

We look forward to the opportunities that the changes will offer to all share-holders and we appreciate your continued support. This supplement is designed to complement the current prospectus. It should not be viewed as a replacement. We encourage you to retain it for future reference.


                                                    Sincerely,


                                                    /s/ William G. Papesh
                                                    William G. Papesh, President